Exhibit 99.1

Contact:	Bill Blackham President and CEO 859/669-1300 Ray Martz Chief Financial Officer 859/669-1310	Tripp Sullivan Corporate Communications Inc. 615/254-3376

EAGLE HOSPITALITY NAMES RAYMOND D. MARTZ

AS CHIEF FINANCIAL OFFICER

COVINGTON, Ky. (May 2, 2005) — Eagle Hospitality Properties Trust, Inc. (NYSE: EHP) today announced the appointment of Raymond D. Martz as Chief Financial Officer, effective immediately.

Prior to joining Eagle Hospitality Properties, Mr. Martz served as Treasurer of LaSalle Hotel Properties, where his responsibilities included strategic planning, capital markets activities and investor relations. He was also instrumental in coordinating and implementing LaSalle’s internal control program in compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Mr. Martz joined LaSalle in 1997 and served in a variety of roles including Director of Finance and Vice President of Finance & Investor Relations. He joined LaSalle from Tishman Realty Corporation, where he focused in asset management, development and construction finance.

Mr. Martz holds an MBA from Columbia University and earned a Bachelor of Science degree from the School of Hotel Administration at Cornell University.

“We are extremely pleased to name Ray as our Chief Financial Officer,” indicated Bill Blackham, President and Chief Executive Officer. “He has significant experience in the public REIT environment, and his knowledge and contacts within the hospitality industry will be a valuable asset to Eagle’s management team.”

Eagle Hospitality Properties Trust is a real estate investment trust focused on investment opportunities in the full-service and all-suites hotel industry. The Company owns 10 upper upscale full service and all-suites hotels. The hotels are located in Arizona, Colorado, Florida, New York, Kentucky, Ohio and Illinois. More information on the Company can be found at www.eaglehospitality.com.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements are based on Eagle Hospitality Properties Trust, Inc.’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, assumptions, uncertainties and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.

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Suite 480 • RiverCenter II • 100 East RiverCenter Blvd. • Covington, KY 41011 • 859/581-5900 • FAX 859/581-4650

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

EHP Names Raymond D. Martz as Chief Financial Officer

May 2, 2005

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “anticipates,” “will,” “expect,” “intends” and words of similar meaning. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from our current expectations are detailed in the Company’s Registration Statement on Form S-11 and subsequent SEC reports.

The Company does not undertake a duty to update forward-looking statements. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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